Exhibit 3.4
CERTIFICATE OF CORRECTION
OF THE
CERTIFICATE OF AMENDMENT
OF THE
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
VANDA PHARMACEUTICALS INC.
(Pursuant to Section 103(f) of the
General Corporation Law of the State of Delaware)
     Vanda Pharmaceuticals Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
     DOES HEREBY CERTIFY AS FOLLOWS:
     FIRST: That the name of this corporation (the “Corporation”) is Vanda Pharmaceuticals Inc. and that the Corporation was originally incorporated pursuant to the General Corporation Law on November 13, 2002 under the name Vanda Pharmaceuticals Inc.
     SECOND: That the Certificate of Amendment of the Second Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 9, 2005 and that said Certificate of Amendment of the Second Restated Certificate of Incorporation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
     THIRD: That the par value of the authorized shares of the Corporation was inadvertently set forth incorrectly in the amendment and that the amendment should be corrected by changing it to read as follows:
     “1. Replace the first paragraph of Article IV of the Restated Certificate in its entirety with the following paragraph:
     The total number of shares of capital stock that the Corporation shall have authority to issue is: (i) Seventy Million (70,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”) and (ii) Fifty-Two Million Two Hundred Seventy-Six Thousand Four Hundred Thirty-Seven (52,276,437) shares of Preferred Stock, par value $0.001 per share, of which Ten Million (10,000,000) shares shall be Series A Preferred Stock (the “Series A Preferred Stock”) and Forty-Two Million Two Hundred Seventy-Six Thousand Four Hundred Thirty-Seven (42,276,437) shares shall be Series B Preferred Stock (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”).”

     IN WITNESS WHEREOF, this Certificate of Correction of the Certificate of Amendment of the Second Restated Certificate of Incorporation has been executed by the President of this corporation on this 23rd day of February, 2006.

/s/ Mihael Polymeropoulos
Name:	Mihael Polymeropoulos
Title:	President